UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment No. 1
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Winc, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	45-2988960 (I.R.S. Employer Identification No.)
1751 Berkeley St, Studio 3 Santa Monica, CA (Address of principal executive offices)	90404 (Zip Code)
(800) 297-1760
(Registrant’s telephone number, including area code)
Securities to be registered pursuant to Section 12(b) of the Act:
None.
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.0001 per share
Series D Preferred Stock, par value $0.0001 per share
Series E Preferred Stock, par value $0.0001 per share
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE
Certain information required by this registration statement on Form 10 (this “Registration Statement”) is incorporated by reference to the information statement filed as exhibit 99.1 hereto (the “Information Statement”). The Information Statement is incorporated herein by reference in its entirety.
Item 1.
Business.

The information required by this item is contained under the section entitled “Business” of the Information Statement, which section is incorporated herein by reference.
Item 1A.
Risk Factors.

The information required by this item is contained under the sections entitled “Risks Associated with Our Business” and “Risk Factors” of the Information Statement, which sections are incorporated herein by reference.
Item 2.
Financial Information.

The information required by this item is contained under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Information Statement, which section is incorporated herein by reference.
Item 3.
Properties.

The information required by this item is contained under the section entitled “Business — Facilities” of the Information Statement, which section is incorporated herein by reference.
Item 4.
Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section entitled “Principal Stockholders” of the Information Statement, which section is incorporated herein by reference.
Item 5.
Directors and Executive Officers.

The information required by this item is contained under the section entitled “Management” of the Information Statement, which section is incorporated herein by reference.
Item 6.
Executive Compensation.

The information required by this item is contained under the sections entitled “Executive and Director Compensation” and “Management — Compensation Committee Interlocks and Insider Participation” of the Information Statement, which sections are incorporated herein by reference.
Item 7.
Certain Relationships and Related Transactions, and Director Independence.

The information required by this item is contained under the sections entitled “Certain Relationships and Related Party Transactions” and “Management — Director Independence” of the Information Statement, which sections are incorporated herein by reference.
Item 8.
Legal Proceedings.

The information required by this item is contained under the section entitled “Business — Legal Proceedings” of the Information Statement, which section is incorporated herein by reference.
Item 9.
Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the section entitled “Dividend Policy” of the Information Statement, which section is incorporated herein by reference.

Item 10.
Recent Sales of Unregistered Securities.

The information required by this item is contained under the section entitled “Recent Sales of Unregistered Securities” of the Information Statement, which section is incorporated herein by reference.
Item 11.
Description of Registrant’s Securities to be Registered.

The information required by this item is contained under the section entitled “Description of Capital Stock” of the Information Statement, which section is incorporated herein by reference.
Item 12.
Indemnification of Directors and Officers.

The information required by this item is contained under the section entitled “Indemnification of Directors and Officers” of the Information Statement, which section is incorporated herein by reference.
Item 13.
Financial Statements and Supplementary Data.

The information required by this item is contained under the section entitled “Index to Consolidated Financial Statements” of the Information Statement, which section is incorporated herein by reference.
Item 14.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.
Item 15.
Financial Statements and Exhibits.

(a)
The information set forth in Item 13 to this Registration Statement is incorporated herein by reference.

(b)
The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description
3.1*	Ninth Amended and Restated Certificate of Incorporation, as amended to date
3.2*	Amended and Restated Bylaws
3.2(a)*	Certificate of Amendment of the Amended and Restated Bylaws
10.1*	Seventh Amended and Restated Investors Rights Agreement by and between Winc, Inc. and certain security holders of Winc, Inc., dated as of April 6, 2021
10.2#*	2013 Stock Plan
10.2(a)#*	Form of Stock Option Agreement under 2013 Stock Plan
10.3*	Credit Agreement, by and between Winc, Inc., BWSC, LLC and Pacific Mercantile Bank, dated as of December 15, 2020
10.4*	Loan and Security Agreement, by and between Winc, Inc. and Multiplier Capital, dated as of December 29, 2017
10.4(a)*	Consent and First Amendment to Loan and Security Agreement, by and between Winc, Inc. and Multiplier Capital, dated as of December 23, 2020
10.5*	Asset Purchase Agreement, by and between BWSC, LLC, Natural Merchants, Inc. and Edward Field, dated as of May 12, 2021
10.6#**	2021 Incentive Award Plan and related forms of award agreements
10.7#**	2021 Employee Stock Purchase Plan
21.1*	Subsidiaries of the Registrant
99.1	Information Statement

#
Indicates management contract or compensatory plan.

*
Previously filed.

**
To be filed by amendment.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
WINC, INC.
Date: October 5, 2021	By:	/s/ Geoffrey McFarlane
Geoffrey McFarlane Chief Executive Officer